Exhibit 5

                             Senator Associates Note

AGREEMENT # 1.1198

This Agreement is made this 10th day of March 1998, by and between PowerSource Corporation, a Nevada Corporation, thereafter referred to as "PS" 8306 Wilshire Blvd., Ste. 634, Beverly Hills, California 90211 and Senator Associates Ltd, a Hungarian Corporation, (hereinafter known as "Senator") Korpona # 4 Budapest, Hungary PS and Senator are hereinafter referred to as the "Parties"

1. Senator shall loan to PS the sum of $150,000 U.S. Dollars in the following manner

A. $100,000 is to be wired to the PS's bank account over a period of time not to exceed ninety (90) days on as needed monthly basis.

B. Senator shall also execute and deliver to PS a Letter of Credit in the sum of $50,000 to be placed in trust with an authorized Trustee for Automated Power Exchange.

2. PS agrees to repay to Senator the aforementioned funds of $150,000 within a twelve month period of time on the following basis:

A. PS shall pay 7% interest per annum on the aforementioned borrowed funds as a balloon payment at the end of the loan period, not to exceed twelve months.

B. PS shall remit to Senator 25% of gross sales revenues on "as received" basis until such time as the entire loan proceeds are remitted, not to exceed twelve months.

3. In the event of any natural disaster. such as war floods, earthquakes, and acts of God, the Parties agree that a moratorium on payment from PS to Senator or from Senator to PS under this Agreement will be suspended for a period of ninety days or until such time as any officially declared state of emergency may be lifted.

4. The parties also agree that should any dispute arise from this Agreement then the Parties shall submit to binding arbitration form the Swede Arbitration Association, located in Stockholm, Sweden.

5. It is expressly understood by the Parties that this is a Corporate Agreement, and that any present or future Officers, Directors, and/or shareholders are not personally liable for the debt referenced in this Agreement, and further more they shall be indemnified by the Corporation for any such attacks on their integrity.

     Agreed and accepted,

    By:/s/Mador Shandor
    -------------------
    Mador Shandor

     Senator Associates, Ltd.
     Korponai #4
     Budapest, Hungary
     Funds transfer from
     Central European International Bank
     Account # 034557-500



     PowerSource Corporation
     8306 Wilshire Blvd., Suite 634
     Beverly Hills, CA  90211
     Funds transfer to
     Great Western Bank
     Account # 0108330645

     By:/s/Roman Gordon
     -------------------
     Roman Gordon